Exhibit 99.1

MINUTES OF FIRST MEETING OF BOARD OF
DIRECTORS
OF
ADELT DESIGN INC.
IV.

The first meeting of the Board of Directors of the Corporation was held on MAY 15 2011 3217 ORCHARD STREET SALT LAKE CITY UTAH 84106, as set forth in the written Waiver of Notice, signed by all of the Directors, fixing such time and place and prefixed to the minutes of this meeting.

There were present the following:

.......LARRY ADELT all the Directors of the Corporation.

The meeting was called to order by LARRY ADELT.

It was moved, seconded and unanimously carried that.

....... LARRY ADELT act as Temporary Chairman, and

........LARRY ADELT act as Temporary Secretary.

The meeting then proceeded to the election of officers. Upon nominations duly made and seconded, the following were elected officers of the Corporation, to serve for the ensuing year and until their successors are elected and qualify:

PRESIDENT	LARRY ADELT
VICE PRESIDENT	LARRY ADELT
SECRETARY	LARRY ADELT
TREASURER	LARRY ADELT

The President of the Corporation thereupon assumed the Chair, and the Secretary of the Corporation assumed the duties as Secretary of the meeting The Secretary presented to the meeting:

1.     Copy of the Certificate of incorporation;

2.     Copy of the bylaws of the Corporation as adopted by the Incorporators-, and

3.     Minutes of the First Meeting of Incorporators

Upon motion duly made, seconded and unanimously carried, it was

RESOLVED, that all the acts taken and decisions reached at the first meeting of Incorporators of the Corporation be, and they hereby are, ratified and adopted by this Board of Directors.

The Secretary submitted to the meeting a seal proposed for use as the corporate seal of the Corporation. Upon motion duly made seconded and unanimously carried, it was

RESOLVED, that the form of seal submitted to this meeting be, and it hereby is, approved and adopted as and for the corporate seal of this Corporation, and that a copy thereof be made on the margin of these minutes.

There was presented to the meeting a spectrum of a proposed certificate to represent the shares of the Corporation. Upon motion duly made, seconded and unanimously carried, it was;

RESOLVED, that the spectrum form of certificate which has been presented to this meeting be, and the same hereby is, approved and adopted as the certificate to represent the shares of this Corporation.

The banking arrangements of the Corporation were then discussed. After discussion, on motion duly made, seconded and unanimously carried, it was

RESOLVED, that Chase be the depository for corporate funds; and that LARRY ADELT may open corporate accounts and may withdraw funds or write checks,

The President then presented to the meeting, the question of taking advantage of the provisions of Section 1244 of the Internal Rep Revenue Code of 1954. He noted that this Section permits ordinary loss treatment when either the holder of Section 1244 stock sells or exchanges such stock at a loss or when such stock becomes worthless After a discussion, the following preambles and resolutions were unanimously adopted:

Whereas Section 1244 of the Internal Revenue Code and the Regulations issued thereunder provide that stock of a corporation may be issued as "section 1244 stock" and

Whereas this Corporation is a "small business corporation" as contemplated by I. I.R.C. S 1244 and it desires to secure for its shareholders benefits, which may be realized through the issuance of "section 1244 stock".

RESOLVED, that all common stock of this Corporation be issued in such manner as to constitute the same "section 1244 stock, at the tine of issuance thereof, and further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized, empowered, and directed to do and perform any and all acts and deeds necessary to carry out the foregoing_ resolution.

The chairman presented to the meeting a certain written offer addressed to the Corporation by LARRY ADELT dated MAY 15, 2011 pertaining to the issuance of the shares of the Corporation. A discussion followed. Upon motion duly made seconded and unanimously carried, it was

RESOLVED, that the written offer dated MAY 15, 2011 pertaining to the issuance of shares of stock of the Corporation, to Pauline Carson be, and the same hereby is, in all respects approved for and on behalf of the Corporation, and it was further

RESOLVED, that the Corporation issued and deliver to LARRY ADELT upon receipt of the consideration therefore, pursuant to the terms of the aforesaid offer, a certificate representing 18,000,000 shares of the Corporation. $.001 par value; and it was further

RESOLVED, that the shares so issued shall be fully paid and non-assessable, and that the consideration for the issuance of such shares shall be $18,000.00; and it was further

RESOLVED, that the officers of tire Corporation be, and they hereby are, authorized, empowered and directed to take any and all steps, and to execute and deliver any and all instruments in connection with consummating the transaction contemplated by the aforesaid offer and in connection with carrying tile foregoing resolutions into effect.

There being no further business to come fore the meeting upon motion duly made, seconded and unanimously carried it was adjourned.

Dated: MAY 15, 2011	/s/ Larry Adelt LARRY ADELT SECRETARY

Dated: MAY 15, 2011	/s/ Larry Adelt LARRY ADELT PRESIDENT